Exhibit 21.1

Subsidiaries of Inseego Corp.

Name of Subsidiary	Jurisdiction of Incorporation or Organization	Name Under Which the Subsidiary Does Business
Novatel Wireless, Inc.	Delaware	MiFi
DigiCore Holdings Ltd	South Africa	Ctrack
R.E.R. Enterprises, Inc.	Oregon	Feeney Wireless
Feeney Wireless LLC	Oregon
Feeney Wireless IC-Disc, Inc.	Delaware
Novatel Wireless Solutions, Inc.	Delaware
Novatel Wireless (Italy) S.r.l.	Italy
Novatel Wireless (UK) Ltd	UK
Novatel Wireless Australia Pty Ltd	Australia
Novatel Wireless Asia Ltd	Hong Kong
Novatel Wireless (Shanghai) Co. Ltd.	China
Novatel Wireless Technologies, Ltd.	Canada
Enfora, Inc.	Delaware
Enfora Comercio de Eletronicos LTDA	Brazil
DigiCore Electronics (Pty) Ltd	South Africa
Digicore Properties (Pty) Ltd	South Africa
Ctrack SA (Pty)	South Africa
Digicore Financial Services (Pty) Ltd	South Africa
Digicore Fleet Management SA (Pty) Ltd	South Africa
Integrated Fare Collections Services (Pty) Limited (IFCS)	South Africa
Dedical (Pty) Ltd	South Africa
Alchemist House (Pty) Ltd	South Africa
Digicore Management Services (Pty) Ltd	South Africa
Digicore Brands (Pty) Ltd	South Africa
Digicore Cellular (Pty) Ltd	South Africa
Digicore International (Pty) Ltd	South Africa
Digicore Investments (Pty) Ltd	South Africa
Digicore Technology (Pty) Ltd	South Africa
Ctrack International Holdings Ltd	BV
Ctrack Europe Holdings Limited	UK
Ctrack UK Ltd	UK
Ctrack Ireland Ltd	Ireland
Ctrack E. Eur. Holdings Limited	UK
C Track Deutschland GmbH	Germany
Ctrack Ltd	UK
Digicore Europe BV	Netherlands
Ctrack Benelux BV	Netherlands
Ctrack Polska Sp z o.o.	Poland
Digicore International Holdings BV	Netherlands
C Track New Zealand Limited	New Zealand
Ctrack Asia SDN BHD	Malaysia
C-Track (Pty) Ltd	Australia
Ctrack Finance Ltd	UK
Ctrack Belgium BVBA	Belgium
Ctrack France SARL	France